PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED March 27, 1998)

6,000,000 Securities

AES TRUST II

$2.75 Term Convertible Securities, Series B ("TECONS (SM)")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by, and convertible into Common Stock of,

THE AES CORPORATION

         The Prospectus, dated March 27, 1998 (the "Prospectus"), relating to the offering for resale of up to 6,000,000 $2.75 Term Convertible Securities, Series B (the "TECONS"), liquidation preference $50 per security, issued by AES Trust II, a statutory business trust created under the laws of the State of Delaware, which were issued and sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, is hereby supplemented as set forth below.

         The table on pages 68 and 69 of the Prospectus (the "Table of Selling Holders"), which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of TECONS beneficially owned by each Selling Holder that may be offered for resale pursuant to the Prospectus is hereby supplemented as follows:

         1) The number of TECONS owned by Donaldson, Lufkin & Jenrette Securities Corporation is increased by 33,000.

         2) The number of TECONS owned by Goldman, Sachs & Co. is increased by 37,500.

         3) Allstate Insurance Company is added as a Selling Holder that owns 27,000 TECONS.

         4) The Northwestern Mutual Life Insurance Company is added as a Selling Holder that owns 300,000 shares (which includes 5,000 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account)

         5) BT Alex Brown is added as a Selling Holder that owns 145,000
   TECONS.

      None of such Selling Holders has a material relationship with AES Trust II or The AES Corporation except as disclosed in the Prospectus.



THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 9, 1998